Exhibit 99.1

OptimizeRx Completes $9 Million Private Placement

ROCHESTER, Mich., (May 8, 2018) — OptimizeRx Corp. (OTCQB: OPRX), the nation’s leading provider of digital health messaging for the pharmaceutical industry, has closed its private placement of common stock with two institutional investors, including The Special Situations Funds, and a large family office, resulting in gross proceeds of $9.0 million. The company intends to use the proceeds for general corporate purposes.

“We plan to use some of the proceeds from this capital raise to fund additional sales and channel investments in our core ambulatory market, where we continue to demonstrate high ROI for our pharma clients’ marketing spend,” said OptimizeRx CEO, William Febbo. “It will also support our further expansion into the hospital channel, which represents a significant growth opportunity.”

OptimizeRx recently announced record first quarter of 2018 results that demonstrated strong momentum in the company’s business, including growth in pharma brands, channel partners, and healthcare providers on the OptimizeRx network.

Lake Street Capital Markets acted as the sole placement agent, and B. Riley FBR and ROTH Capital Partners acted as advisors to the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About OptimizeRx

OptimizeRx® (OTCQB: OPRX) is the nation’s leading provider of digital health messaging via electronic health records (EHRs), providing a direct channel for pharma companies to communicate with healthcare providers. The company’s cloud-based solution supports patient adherence to medications by providing real-time access to financial assistance, education, and critical clinical information. The company’s network is comprised of leading EHR platforms like Allscripts, Amazing Charts and Quest, and provides more than half of the ambulatory market access to these benefits within their workflow at the point of care. For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

OptimizeRx Contact:

Doug Baker, CFO

Tel (248) 651-6568 x807

dbaker@optimizerx.com

Investor Relations Contact:

Ron Both, CMA

Tel (949) 432-7557

oprx@cma.team